NESTOR, INC.
                         400 Massasoit Avenue; Suite 200
                            East Providence, RI 02914
                                 (401) 434-5522

                                                                  April 24, 2002


To Our Stockholders:

You are cordially invited to attend the annual meeting of stockholders of Nestor, Inc. (the "Company") to be held at the Squantum Association, located at 947 Veterans Memorial Parkway, Riverside, Rhode Island 02915, on Wednesday, May 22, 2002, at 1:30 p.m., local time. The accompanying Notice of Annual Meeting of Stockholders and Proxy Statement describe the matters to be acted upon at the annual meeting.

A proxy card is also enclosed. Whether or not you plan to attend the annual meeting, it is important that your shares be represented and voted at the annual meeting. Accordingly, after reading the enclosed proxy statement, you are urged to complete, date, sign and return the enclosed proxy in the envelope provided, which requires no postage if mailed in the United States. If you attend the annual meeting, you may then revoke your proxy by voting in person.

We look forward to greeting personally as many of our stockholders as possible at the annual meeting.

Sincerely yours,




/s/David Fox
President and Chief Executive Officer

--------------------------------------------------------------------------------
Directions to: Squantum Association                    Function Room:  Bakehouse
               947 Veterans Memorial Parkway
               East Providence, RI  (401) 434-8377

FROM POINTS SOUTH (NEW YORK)             FROM POINTS NORTH (BOSTON)
95 North                                 95 South
to Exit 20 in RI, (195 East/Cape Cod)    to Exit 20 in RI, (195 East/Cape Cod)
(follow directions below from 195 East)  (follow directions below from 195 East)

FROM 195 EAST, take Exit 4 (Taunton/Riverside Exit in East Providence). Bear to the right and continue 2.25 miles down Veterans Memorial Parkway. The Squantum Association Club is located on the right hand side. On entering the driveway, go past parking lots B and C (Bradley Hospital). The roadway narrows and is downhill. You may park in the lot just outside the Squantum complex. The Bakehouse is the building next to the beige stucco office building.

FROM  POINTS EAST (CAPE COD)
From 195 West, take Exit 6 (Broadway Exit in East Providence.) Bear to the left and turn left at the stop sign. Continue through the lights. Left at the next stop sign. The Squantum Association Club is .6 of a mile on the right hand side. On entering the driveway, go past parking lots B and C (Bradley Hospital). The roadway narrows and is downhill. You may park in the lot just outside the Squantum complex. The Bakehouse is the building next to the beige stucco office building.

                                  NESTOR, INC.
                         400 Massasoit Avenue; Suite 200
                       East Providence, Rhode Island 02914
                                 (401) 434-5522

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           To Be Held on May 22, 2002



To the Stockholders of Nestor, Inc.:

NOTICE IS HEREBY GIVEN that the annual meeting of the stockholders of Nestor, Inc., a Delaware corporation (the "Company"), will be held at the Squantum Association, located at 947 Veterans Memorial Parkway, Riverside, Rhode Island 02915, on May 22, 2002, at 1:30 p.m. local time, to act upon the following:

1. To consider and vote upon the election of nine directors, each to hold office until the next annual meeting and until their successors are elected and qualified;

2. To approve the selection of independent auditors for the Company for the year ending December 31, 2002; and

3. To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

Only stockholders of record as of the close of business on March 28, 2002, will be entitled to vote at the meeting.

By Order of the Board of Directors,





/s/Herbert S. Meeker, Secretary

East Providence, Rhode Island
April 24, 2002






IMPORTANT: THE HOLDERS OF A MAJORITY OF THE OUTSTANDING SHARES OF COMMON STOCK AND SERIES B CONVERTIBLE PREFERRED STOCK, VOTING AS A GROUP, MUST BE REPRESENTED AT THE ANNUAL MEETING IN PERSON OR BY PROXY IN ORDER TO HAVE A QUORUM. THEREFORE, WE URGE YOU TO COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON. IF YOU ATTEND THE MEETING, YOU MAY THEN REVOKE YOUR PROXY BY VOTING IN PERSON.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                                 PROXY STATEMENT




                                  NESTOR, INC.
                         400 Massasoit Avenue; Suite 200
                       East Providence, Rhode Island 02914
                                 (401) 434-5522


--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                         ANNUAL MEETING OF STOCKHOLDERS
                             To Be Held May 22, 2002





This proxy statement is being furnished to holders of shares of (i) common stock, par value $.01 per share (the "Common Stock") and (ii) the Series B Convertible Preferred Stock, par value $1.00 per share (the "Convertible Preferred Stock"), of Nestor, Inc., a Delaware corporation (the "Company"), in connection with the solicitation of proxies by the Company's Board of Directors for use at the annual meeting of stockholders to be held May 22, 2002, at 1:30 p.m. local time at the Squantum Association located at 947 Veterans Memorial Parkway, Riverside, Rhode Island 02915. This proxy statement and the enclosed form of proxy are first being mailed on or about April 24, 2002 to stockholders of the Company entitled to vote.


                                     PROXIES

The shares of Common Stock and Convertible Preferred Stock represented by each properly executed and dated proxy that is not revoked as set forth below will be voted at the annual meeting in accordance with the instructions given. If no instructions are given on the proxy, the proxy will be voted FOR each of the nominees for director listed herein, FOR the approval of the selection of independent auditors and, in the discretion of the proxy holders, on such other business as may properly come before the annual meeting or any adjournments or postponements thereof, as further described herein.


                             REVOCABILITY OF PROXIES

A proxy executed in the form enclosed may be revoked at any time prior to its exercise by notifying in writing the Secretary of the Company of such revocation at the Company's principal executive offices, by delivering a duly executed proxy bearing a later date or by attending the annual meeting and voting in person.

                         PERSONS MAKING THE SOLICITATION


The accompanying proxy is being solicited on behalf of the Company's Board of Directors. In addition to mailing the proxy materials, solicitation may be made in person or by telephone or telegraph by directors, officers or regular employees of the Company, none of whom will receive additional compensation in connection with such solicitation. The expense of the solicitation of proxies for the annual meeting will be borne by the Company. The Company will request banks, brokers and other nominees to forward proxy materials to beneficial owners of the Common Stock and Convertible Preferred Stock held by them and will reimburse such banks, brokers and other nominees for their reasonable out-of-pocket expenses in doing so.



                                VOTING SECURITIES

The Common Stock and the Convertible Preferred Stock are the only outstanding classes of securities of the Company entitled to vote at the meeting. Holders of record of the Common Stock and the Convertible Preferred Stock at the close of business on March 28, 2002, (the "Record Date") will be entitled to vote on the matters to be voted upon at the annual meeting. At the close of business on the Record Date, the Common Stock and Convertible Preferred Stock are entitled to vote as a group the equivalent of an aggregate of 50,476,112 shares of Common Stock on the basis of one vote per share of Common Stock. See "Security Ownership of Certain Beneficial Owners and Management."


The presence, in person or by proxy, of the holders of a majority of the outstanding shares of the Common Stock and Convertible Preferred Stock voting as a group will constitute a quorum for the transaction of business at the annual meeting.



                          SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of March 28, 2002, the beneficial ownership of shares of the Common Stock and Convertible Preferred Stock of (i) any person who is known by the Company to own more than 5% of the voting securities of the Company, (ii) the Chief Executive Officer and each of the Company's other three most highly compensated executive officers whose salary and bonus exceed $100,000 for the calendar year ended December 31, 2001 (collectively, the "Names of Executive Officers"), (iii) each director, and (iv) all directors and Executive Officers of the Company as a group. Except as otherwise herein indicated, the Company believes, based on information furnished by such owners, that the beneficial owners of shares of the Company's Common Stock described below have sole investment voting power with respect to such shares, subject to any applicable community property laws:

Name and address                    Amount and nature of
of beneficial owner                 beneficial ownership        Percent of class
-------------------                 --------------------        ----------------

NTS Investors, LLC                     19,488,080(1)                36.6
c/o David Polak
NWQ Investment Manager
2049 Century Park East
4th Floor
Los Angeles, CA  90067

Entities associated with                6,804,091(2)                12.9
  Wand Partners, Inc.
Bruce W. Schnitzer, Chairman
630 Fifth Avenue; Suite 2435
New York, NY  10111

Carroll Family Trust                    3,988,429(3)                7.9
c/o Robert M. Carroll
2241 Century Hill
Los Angeles, CA  90067

David Fox                               2,421,435(4)                4.7
29 Orchard Avenue
Providence, RI  02906

Alan M. Wiener, Trustee                 2,295,724(5)                4.5
Alan and Nancy Wiener Trust
5201 Amestoy Avenue
Encino, CA  91316

Alvin J. Siteman, Trustee               2,036,818(6)                4.0
Alvin J. Siteman Revocable Trust
  Dated 7/9/93
50 South Bemiston Avenue
St. Louis, MO  63105

Charles Elbaum                          1,246,189(7)                2.5
85 Lorraine Avenue
Providence, RI  02906

Leon Cooper                             1,077,010(8)                2.1
49 Intervale Road
Providence, RI  02906

Douglas L. Reilly                         555,573(9)                1.1
9 Island View Road
Narragansett, RI   02882

Nigel P. Hebborn                          189,992(9)                 *
84 Coolridge Road
Greenville, RI  02828

Robert Kerr                                73,324(9)                 *
12290 Banty Court
San Diego, CA  92129

All executive officers                 40,254,989(10)              70.6
and directors as a group
(13 persons)

-----------------------------
* Less than 1%.

(1) David A. Polak, a director and a nominee for director, is the Managing Member of NTS Investors Inc. Includes an option to purchase 1,000,000 shares of Common Stock at an exercise price of $1.28 per share until September 12, 2004 and the right to purchase up to 1,730,712 shares of Common Stock subject first to the exercise of existing warrants held primarily by Wand Partners (See below), and exercisable at the corresponding exercise prices.

(2) Bruce W. Schnitzer, a director and nominee for director, is the Chairman and owns 66% of the outstanding common stock of Wand (Nestor) Inc., a Delaware corporation, which, as a general partner, controls Wand/Nestor Investments L. P., Wand/Nestor Investments II L. P. and Wand/Nestor
     Investments III L.P., Delaware limited partnerships, which hold an aggregate of 4,446,860 shares of Common Stock, and Common Stock Purchase Warrants to acquire 2,349,040 shares of Common Stock of the Company at prices from $.51 to $.67. Bruce W. Schnitzer disclaims beneficial ownership of these securities except to the extent of his "pecuniary interest," as such term is defined in Rule 16a-1 of the Securities Exchange Act, therein as owner of a 10.7103% limited partnership interest in Wand/Nestor Investments L.P. and as the owner of 66% of Wand (Nestor) Inc.'s 1% general partnership interest in Wand/Nestor Investments L. P. Common Stock totaling 305,869 shares is held by holders subject to the Bank Holding Company Act of 1958, as amended, and have no voting rights.

     Bruce W. Schnitzer holds 8,191 vested stock options directly, which are included, and is the Chairman and owns 66% of the outstanding Common Stock of Wand Partners Inc., a Delaware corporation, which, as general partner controls Wand Partners L. P., a Delaware limited partnership, which has been granted by the Company a Common Stock Fee Purchase Warrant to acquire 207,500 shares of Common Stock of the Company exercisable until August 1, 2004 at a price of $.51 per share. Bruce W. Schnitzer disclaims beneficial ownership of this Warrant except to the extent of his "pecuniary interest," as defined in Rule 16a-1, therein, as the indirect owner of a 33% partnership interest in Wand Partners L. P.

(3) Robert M. Carroll is a director and nominee for director, and is the Trustee of the Carroll Family Trust and includes 146,649 vested incentive options which Dr. Carroll owns directly.

(4) Includes 661,386 shares of Common Stock which Mr. Fox, a director President and CEO and a nominee for director, may acquire on a fully vested basis upon the exercise of options granted under the Company's Incentive Stock Option Plan, and 137,074 held in the name of family members over which he exercises voting control.

(5) Alan M. Wiener is a director, Chairman of the Board of Directors and a nominee. He is also the Trustee of the Alan and Nancy Wiener Trust. This number of shares includes 146,649 vested incentive options which Mr. Wiener owns directly.

(6) Mr. Siteman is a director and nominee for directors as well as the Trustee of the Alvin J. Siteman Revocable Trust dated July 9, 1993.

(7) Includes 6,170 shares of Common Stock which Dr. Elbaum, a director and nominee for director, may acquire on a fully vested basis upon the exercise of options granted under the Company's Incentive Stock Option Plan, and 420,000 held in the name of family members over which he exercises voting control.

(8) Includes 6,170 shares of Common Stock which Dr. Cooper, a director and nominee for director, may acquire on a fully vested basis upon the exercise of options granted under the Company's Incentive Stock Option Plan, and 224,320 held in the name of family members over which he exercises voting control.

(9) Includes 287,075, 182,992 and 73,324 shares of Common Stock, which Messrs. Reilly, Hebborn and Kerr, respectively, may acquire on a fully vested basis upon the exercise of options granted under the Company's Incentive Stock Option Plan.

(10) Includes 6,676,682 vested options and warrants owned or controlled by officers and directors of the Company, including 2,349,040 warrants controlled by Wand partnerships and 2,730,712 options and rights controlled by NTS Investors, LLC.

                              ELECTION OF DIRECTORS

At the Annual Meeting, nine directors will be elected to hold office until their successors have been duly elected and qualified as provided in the Company's Certificate of Incorporation and By-Laws. The following persons have consented to be nominated and, if elected, to serve as directors of the Company: Robert M. Carroll, Leon N Cooper, Charles Elbaum, J. Steven Emerson, David Fox, David A. Polak, Bruce W. Schnitzer, Alvin J. Siteman, Alan M. Wiener. None of the nominees is related by blood, marriage or adoption to any other director, executive officer or nominee.

Directors and Executive Officers

The following table sets forth information, regarding the directors, nominees and executive officers of the Company:

                                Director/             Capacities
                                 Officer               in which
          Name            Age     Since                 Served
          ----            ---     -----                 ------

Robert M. Carroll         65     1999      Director*

Leon N Cooper             72     1983      Director, Founding Co-Chairman*

Charles Elbaum            75     1983      Director, Founding Co-Chairman*

J. Steven Emerson         56     2001      Director*

David Fox                 66     1983      Director, President and
                                             Chief Executive Officer *

David A. Polak            63     2001      Director*

Bruce W. Schnitzer        56     1994      Director*

Alvin J. Siteman          73     2001      Director*

Alan M. Wiener            63     1999      Director and Chairman of the Board*

Nigel P. Hebborn          42     1996      Chief Financial Officer and
                                            Executive Vice President

Douglas L. Reilly         50     1983      Chief Operating Officer and
                                             Executive Vice President

Zev Fogel                 42     2000      Vice President - Business Development

Rob Kerr                  43     2000      Vice President - Operations & Sales
                                             West Coast

C. Ross McKenrick         45     2001      Vice President - Product Development

Herbert S. Meeker         77     1983      Secretary

---------------------------
*  Nominee

Robert M. Carroll, M. D. is the owner of Carroll Development Company that specialized in residential construction and land development. A retired vascular surgeon, Carroll owned Vascular Technology Associates, a company that operated several non-invasive vascular facilities in medical centers in the Los Angeles area.

Leon N Cooper is the Thomas J. Watson Senior Professor of Science at Brown University, his principal occupation. He specializes in theoretical physics including low-temperature physics, and has also done theoretical work in modeling neural networks, which are networks of nerve cells. Dr. Cooper is the Director of the Brown University Institute for Brain and Neural Systems and Brain Science program, which consist of a group of scientists applying various disciplines to the study of the brain as well as Professor in the Departments of Physics and Neuroscience. He was awarded the Comstock Prize by the National Academy of Science in 1968 and the Nobel Prize in Physics in 1972 for his contributions to the theory of superconductivity. He is a Fellow of the American Physical Society and the American Academy of Arts and Sciences, a member of the American Philosophical Society and the National Academy of Sciences, and is the author of many publications. He is chairman of Sention, Inc. a company that specializes in products that affect the process of memory storage and is also a member of the Technical Advisory Board of Spectra Systems, Inc., a company that commercializes innovative laser products. Dr. Cooper was a general partner of Nestor Associates ("Nestor"), the predecessor of the Company, from its inception until May 1983, and is currently a part-time consultant to the Company.

Charles Elbaum, Founding Co-Chairman of the Company has been a Professor of Physics at Brown University since 1963 and for many years the Hazard Professor of Physics. Currently he is a Professor of Physics (Research) specializing in experimental solid-state physics, including the design of circuits and information-processing systems, which represents his principal occupation. He was also Chairman of the Physics Department at Brown. He is a Fellow of the American Physical Society, a member of several scientific and professional societies and is the author of many publications. Dr. Elbaum was a general partner of Nestor Associates ("Nestor"), the predecessor of the Company from its inception until May 1983, and is currently a part-time consultant to the Company.

J. Steven Emerson, private investor, formerly general partner of S.E.A.F, an investment partnership specializing in small capitalization public company investments. Prior positions include portfolio manager at NWQ Investments Management and securities analyst at Occidental Life, a division of Transamerica Corporation. Mr. Emerson holds an M.B.A. from the University of Southern California and a B.S. degree from U.C.L.A.

David Fox was President of Container Transport International, a container leasing concern, from 1971 to 1982. A director of Nestor, Inc. since 1983, Mr. Fox was appointed President and Chief Executive Officer of the Company in July 1989. He has also served as President of the Company's subsidiary, Nestor Traffic Systems, Inc. since its inception in January 1997.

David A. Polak is the founder and Chairman of NWQ Investment Management Company, a Los Angeles based investment management firm. Mr. Polak holds a B.S. degree from M.I.T and an M.B.A from U.C.L.A. Mr. Polak is the Managing Director of NTS Investors, LLC.

Bruce W. Schnitzer joined the Company's Board of Directors in August 1994 and has been Chairman of the Executive Committee of the Board of the Company since December 1996. Mr. Schnitzer is Chairman of Wand Partners, a private equity investment firm, specializing in the application of Internet-based technology and database management to established businesses. Mr. Schnitzer's experience prior to establishing Wand in 1987 includes having served as President and CEO of Marsh & McLennan, Inc. and head of the Merger and Acquisition Advisory Department of J. P. Morgan.

Alvin J. Siteman is President of the Siteman Organization a real estate developer and previously Chairman of Mark Twain Bancshares Inc., the corporation he helped merge with Mercantile Bancorporation in 1997. Mercantile merged with Firstar in 1999 and Mr. Siteman serves on the Board of Directors for Firstar St. Louis. He also is Chairman and President of Site Oil Company of Missouri and Flash Oil Corporation operators of convenient stores. Mr. Siteman serves as Chairman of the Barnes-Jewish Hospital Foundation and as a member of the hospital's Board of Directors. He is Co-Chairman for the Capital Campaign for the Alvin J. Siteman Cancer Center, an Honorary Trustee of the St. Louis Art Museum and Emeritus Trustee of Washington University in St. Louis.

Alan M. Wiener was Chairman of the Board and CEO of Impulse Designs, Inc., which was acquired by Tandycrafts, Inc. (NYSE) in 1993. Mr. Wiener holds a B. A. in Economics from the University of Illinois and an M.B.A. with honors from the University of Chicago. He has served on the Board of Directors of Leisure Technology, Inc.; CalFame Citrus Products, Inc.; Erly Industries, Inc.; FloTool, Inc.; as well as a number of private companies and charitable organizations.


Officers of the Company

Nigel P. Hebborn, Executive Vice President and Chief Financial Officer of Nestor, Inc., joined the Company in October 1996. He is responsible for the Company's financial and corporate development activities, including working with the Company's management in the development and roll-out of commercial applications. He was most recently President of Wolffish Consulting Services, Inc., a consulting and background reporting firm. Prior to forming Wolffish Consulting Services, Inc., Mr. Hebborn served as Vice President Finance of Nova American Group, Inc., in Buffalo, New York and as President of various subsidiaries of this insurance and banking holding company. Earlier in his career, Mr. Hebborn, a CPA, was associated with Price Waterhouse.

Douglas L. Reilly is Chief Operating Officer and Executive Vice President. In 2001, Dr. Reilly was named President of the Nestor Traffic Systems, Inc., Rail Group. From 1994 until 2001, he served as the Company's Senior Vice President of Strategic Analysis and Technology. In that capacity, he had responsibility for business development, marketing and sales of Nestor Traffic System's products from 1999 to 2001. From 1989 to 1994, he served as Vice President for Product Development and Financial Applications. From 1983 until 1989, he served as the Company's Vice President for Research and Development. Dr. Reilly received his Doctoral Degree in Physics from Brown University in 1980, specializing in the area of neural networks under the direction of Leon Cooper and Charles Elbaum. Dr. Reilly became the Company's first full time employee in 1983, with responsibility for the hiring, development and day-to-day management of the Company's technical organization. He led the teams that developed the first prototype systems of the Company's technology, producing systems for character recognition, machine vision, as well as applications of the technology to decision-making and risk assessment in financial services. He has served as Principal Investigator on a number of Company projects, including recent federally-funded projects to demonstrate intelligent video-monitoring of grade crossings. He is a co-author on a number of the Company's patents and has written numerous articles in the field of neural network design and application.

Zev Fogel. Vice President of Business Development, was one of the first entrepreneurs to promote and develop the use of automated enforcement systems in the United States. Mr. Fogel was the Co-Founder and President of U.S. Public Technologies LLC. Beginning in 1989, Mr. Fogel helped direct the growth of the fledging industry by promoting the use of technology as both an efficient law enforcement tool, as well as an effective safety system. Mr. Fogel is recognized as an automated traffic enforcement expert in Canada and the United States. Over the past several years, the National Institute of Standards and Technology
(NIST) as well as the National Highway Safety Administration (NHTSA) and the Insurance Institute for Highway Safety (IIHS) have sought Mr. Fogel's insight on various aspects of the implementation and use of automated enforcement systems. Mr. Fogel earned his Bachelor of Science Degree in Business Administration from the University of Redlands, California.

Rob Kerr is the Vice President of Administration, responsible for streamlining front and back office operations and overall marketing strategies in the U.S. and Canada. Mr. Kerr was a key member of the U.S. Public Technologies LLC (USPT) senior management team. Mr. Kerr was Vice President of CPT, its Canadian affiliate, and later established the USPT west coast operations before becoming the Chief Operating Officer of USPT. Mr. Kerr was instrumental in defining the organization's overall strategy and managed USPT's national and international offices. After becoming established as a leading provider of automated photo enforcement systems, Mr. Kerr was appointed Lockheed Martin's Director of Operations upon the USPT sale to Lockheed Martin's IMS division. Mr. Kerr was responsible for managing the company's North American photo enforcement organization. As the Vice President of Administration, Mr. Kerr applies his strategic planning and management skills to the Nestor Traffic Systems business plan.

C. Ross McKenrick is Vice President of Product Development, joined Nestor Traffic Systems in 2001. Prior to Nestor, Mr. McKenrick was at IBM for twelve years, where he served in multiple roles, including systems integration project management in IBM Global Services and architecture and strategy management in the IBM Software Group. After IBM, Mr. McKenrick served as a product deployment project manager for eBT, a Providence, RI, based firm that developed web content management and workflow software for large enterprises. Mr. McKenrick is a certified project manager (IBM Certified Professional, 1993, and PMI Project Management Professional, 2001), and has been a member of the Project Management Institute since 1993 and the Worldwide Institute of Software Architects since 1999. Mr. McKenrick attended Brown University in Providence, RI, with a concentration in Computer Science.

Herbert S. Meeker is an attorney in the law firm of Brown Raysman Millstein Felder & Steiner, LLP, which acts as general counsel to Nestor. Mr. Meeker was a general partner of Nestor Associates from its inception until May 1983, when Nestor succeeded to the business of Nestor Associates. He has also served as a director and Secretary of Nestor and NTS since the date of their respective incorporation. Mr. Meeker is currently the Secretary of the Company.

Committees and Meetings of the Board of Directors

The Company's Board of Directors held eleven meetings during the year ended December 31, 2001. The incumbent directors attended all of these meetings. In 2001, the Directors did not receive fees for attending meetings of the Board.

The Company has an Audit and Finance Committee. This Committee generally selects and reviews recommendations made by the Company's independent public accountants. The Audit and Finance Committee, consisting of Alan M. Wiener, Alvin J. Siteman and J. Steven Emerson met twice during the year ended December 31, 2001. The Company also has a Management Compensation Committee consisting of Bruce Schnitzer, Alan Wiener and Charles Elbaum. The Committee meets periodically to review and consider compensation matters relating to employees of the Company.

Audit and Finance Committee Report

The Audit and Finance Committee of the board of directors of Nestor serves as the representative of the Board of Directors for general oversight of the Company's financial accounting and reporting process, system of internal control, audit process, and process for monitoring compliance with laws and regulations. The Audit Committee had two meetings in fiscal 2001 and has responsibility for consulting with the Company's officers regarding the appointment of independent public accountants as auditors, discussing the scope of the auditor's examination and reviewing annual financial statements. The responsibilities of the Audit and Finance Committee are set forth in the charter of the Audit Committee adopted by the Board of Directors of the Company on September 12, 2001. The Company's management has primary responsibility for preparing its financial statements and financial reporting process. The
Company's independent accountants, Ernst & Young LLP, are responsible for expressing an opinion on the conformity of Nestor's audited financial statements to generally accepted accounting principles.

In this context, the Audit and Finance Committee hereby reports as follows:

1. The Audit and Finance Committee has reviewed and discussed the audited financial statements as of and for the year ended December 31, 2001 with the Company's management;

2. The Audit and Finance Committee has discussed with the independent auditors the matters required to be discussed by Statement on Accounting Standards No. 61 (Communication with Audit Committees), as amended; and

3. The Audit and Finance Committee has received the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and has discussed with the independent auditors the independent auditors' independence from management and the Company including matters in the written disclosures required by the Independence Standards Board and considered the compatibility of non-audit services with the auditors' independence.

Based on the review and discussion referred to in paragraphs (1) through (3) above, the Audit Committee recommended to the board of directors, and the board of directors has approved the inclusion of the audited financial statements in Nestor's Annual Report on Form 10-K for the fiscal year ended December 31, 2001, for filing with the SEC.

This Audit and Finance Committee report shall not be deemed incorporated by reference in any document previously or subsequently filed with the Securities and Exchange Commission that incorporates by reference all or any portion of this Proxy Statement, except to the extent the Company specifically requests that the Report be specifically incorporated by reference.

The undersigned members of the Audit Committee have submitted this Report to the board of directors:

                        THE AUDIT AND FINANCE COMMITTEE:

                           Alan M. Wiener, Chairman
                           Alvin J. Siteman
                           J. Steven Emerson


Fees Paid to Ernst & Young

The following table presents fees for professional audit services rendered by Ernst & Young for the audit of the Company's annual financial statements for 2001, and fees billed for other services rendered by Ernst & Young during 2001.

Audit fees, including out-of-pocket expenses                 $    93,000
                                                             ===========
Financial information systems design and implementation      $         0
                                                             ===========
All other fees, including out-of-pocket expenses:
      Audit related fees (1)                                      48,850
      Other non-audit services (2)                                29,483
                                                             -----------
Total all other fees                                         $    78,333
                                                             ===========
---------------------
(1)  Audit related fees consisted principally of S-4 consultation and review.

(2)  Other non-audit fees consisted of tax consulting and compliance.

The Audit and Finance Committee has considered whether the provision of the non-audit services to the Company described above is compatible with maintaining Ernst & Young's independence.


Management Compensation Committee Report

Overall Policy.

The Company's executive compensation program is designed to be closely linked to corporate performance and returns to stockholders. To this end, the Company has developed a compensation strategy and specific compensation plans that tie a significant portion of executive compensation to the Company's success in meeting specified performance goals. The overall objectives of this strategy are to attract and retain the best possible executive talent, to motivate these executives to achieve the goals inherent in the Company's business strategy and to provide a compensation package that recognizes individual contributions as well as overall business results.

The Management Compensation Committee determines the compensation of the Company's executive officers and other key employees and sets the policies for and reviews the compensation awarded to other executive officers.

The key elements of the Company's executive compensation program consist of base salary, annual bonus and stock options. The Management Compensation Committee's policies with respect to each of these elements are discussed below. Although the elements of compensation described below are considered separately, the Management Compensation Committee generally takes into account the full compensation package afforded to the executive.

Base Salaries.

The base salary for an executive officer is initially determined by evaluating the responsibilities of the position held and the experience of the individual, and by reference to the competitive marketplace for executive talent, including a comparison to base salaries for comparable positions at other companies.

Annual salary adjustments are exclusive of those which have been determined pursuant to employment agreements, if any, and are determined by (i) evaluating the Company's performance and (ii) the performance of each executive, including any new responsibilities assumed by such person. In the case of executive officers with responsibility for a particular business division, such division's financial results also are considered. In evaluating the Company's performance, the Management Compensation Committee, where appropriate, also considers non-financial indicia, including, but not limited to, increased market share, efficiency gains, improvements in quality and improvements in relations with customers, suppliers and employees.

No annual bonuses were paid to executives in the past three fiscal years. Mr. Ghosh, President of the NestorCommerce Division, received performance based incentives based upon revenues and net profits realized by the NestorCommerce division in the amount of $36,977, $53,480 and $50,067 in fiscal 2001, 2000 and 1999, respectively. Mr. Ghosh was employed by Retail Decisions, Inc., a reseller of the Company's PRISM product, in May 2001.

Stock Options. Stock option grants are recommended by management and approved by the board. Executive stock option grants are recommended and approved by the board.

Conclusion.

As is indicated by the programs described above, a significant portion of Nestor's executive compensation is linked directly to individual and corporate performance. The Management Compensation Committee intends to continue its practice of linking executive compensation to corporate performance and stockholders returns, recognizing that the cyclical nature of the Company's business may, from time to time, result in a temporary imbalance over a particular period.

                     THE MANAGEMENT COMPENSATION COMMITTEE:

                           Bruce W. Schnitzer, Chairman
                           Alan M. Wiener
                           Charles Elbaum

Comparative Performance of Nestor

The Company is required to present a chart comparing the cumulative total shareholder return on its common stock over a five-year period with the cumulative total shareholder return of (i) a broad equity market index, and (ii) a published industry index or peer group.

[OBJECT OMITTED: THE PRINTED GRAPH IS INCLUDED IN THE PROXY STATEMENT MAILED TO SHAREHOLDERS.]

Compensation of Executive Officers

The following table sets forth information for the calendar years ended December 31, 2001, 2000 and 1999 compensation paid by the Company to the chief executive officer and to each of the officers of the Company whose total annual salary and bonus exceed $100,000.


                                                                                      Long-Term Compensation Awards
                                                                               -------------------------------------------
                                                                Other          Restricted                            All
Name and                                                        Annual            Stock     Options/                Other
Principal Position Calendar Year   Salary ($)  Bonus ($)   Compensation (1)      Awards     SARs (2)    Payouts   Comp ($)
------------------ -------------   ----------  ---------   ----------------      ------     --------    -------   --------

David Fox             2001          247,753          0          1,295               0       268,000        0           0
President and CEO     2000          165,000          0            673               0       426,623        0           0
                      1999          165,000          0          1,615               0       109,986        0           0

Sushmito Ghosh (3)    2001           97,166     36,977          1,295               0             0        0           0
President -           2000          134,615     53,480             90               0        50,000        0           0
 NestorCommerce       1999          125,000     50,067            153               0             0        0           0


Nigel P. Hebborn      2001          136,905          0             72               0        82,490        0           0
EVP and CFO           2000          110,000          0             72               0        60,000        0           0
                      1999          110,000          0            122               0        54,993        0           0

Douglas Reilly        2001          149,111          0            153               0       125,000        0           0
EVP and COO           2000          120,417          0            128               0        45,827        0           0
                      1999          115,000          0            226               0        91,655        0           0

Michael T. Glier (4)  2001          115,179          0            179               0        58,500        0           0
Senior Vice President 2000          110,584          0            168               0        45,828        0           0
Operations            1999          121,470          0            317               0        91,656        0           0

Zev Fogel             2001          119,334          0             84               0             0        0           0
Vice President        2000           68,792          0             42               0       183,312        0           0
Business Development

Robert Kerr           2001          119,334          0             84               0             0        0           0
Vice President        2000           68,792          0             42               0       183,312        0           0
Operations & Sales


(1)  Payment of group term life insurance premiums.
(2) Includes converted number of options originally granted by Nestor Traffic Systems, Inc. of 12,000, 6,000 and 10,000 to Messrs. Fox, Hebborn and Reilly, respectively, in 1999 and 40,000, 20,000, 20,000 and 5,000 to
     Messrs. Fox, Fogel, Kerr and Reilly, respectively, in 2000 and 9,000 to Mr. Hebborn in 2001.
(3) Mr. Ghosh was employed by Retail Decisions, Inc. in May 2001 in conjunction with the licensing of co-exclusive distribution rights for the PRISM line.
(4) Mr. Glier resigned from the Company on December 17, 2001 and is receiving severance payments for nine months through September 2002.

Options and Warrants

The shareholders of the Company approved on May 6, 1997, and amended on September 12, 2001, the 1997 Stock Option Plan ("1997 Plan") of the Company authorizing the granting to employees, officers, directors, and others options to acquire up to a maximum of 5,000,000 shares of Common Stock of the Company. The shares issued by the Company upon the exercise of the options granted under the 1997 Plan were registered on June 6, 1997 on Form S-8 (Registration No. 333-27271) under the Securities Act of 1933 as amended. During the year ended December 31, 2001, 3,500,840 options were granted under the 1997 Plan, (including 2,775,340 granted to NTS option holders to convert NTS options as a result of the merger on September 12, 2001) 226,871 options were cancelled or expired and 214,106 options were exercised. There was an aggregate of 4,200,642 options outstanding on December 31, 2001 of which 2,383,060 were vested as of that date under the 1997 Plan and the previously adopted 1984 Plan.

Option Grants in Year Ended December 31, 2001

The following table sets forth summary information concerning individual grants of stock options made during the year ended December 31, 2001 to each of the executive officers named in the Summary Compensation Table. We granted all options at the market value on the date of grant as determined by our board of directors. Amounts reported in the "Potential Realizable Value Rates of Stock Price Appreciation for Options Terms" columns represent hypothetical amounts that may be realized on exercise of options immediately prior to the expiration of their term assuming the specified compounded rates of appreciation of our common stock over the term of the options. These numbers are calculated based on rules promulgated by the Securities and Exchange Commission and do not reflect our estimate of future stock price growth. Actual gains, if any, on stock option exercises and common stock holdings are dependent on the timing of such exercises and the future performance of our common stock. We cannot assure you that we can achieve the rates of appreciation assumed in this table or that the individuals in this table will receive the amounts reflected.

                                                                                    Potential Realizable
                                                                                         Value At
                              Individual Grants (3)                                   Assumed Annual
 ----------------------------------------------------------------------------         Rates of Stock
                    Number of      % of Total                                       Price Appreciation
                   Securities     Options/SARs                                          for Option
                   Underlying      Granted To      Exercise or                            Term               Grant Date
                   Option/SARs    Employees in     Base Price      Expiration     ---------------------     Present Value
    Name             Granted       Fiscal Year      ($/Share)         Date          5%($)        10%($)         ($) (1)
    ----             -------       -----------      ---------         ----          -----        ------     -------------

David Fox           268,000          16.2%             .72          03/20/04      53,257         117,899        128,640

Michael Glier        58,500           3.5%             .72          03/20/04      11,625          25,735         28,080

Nigel Hebborn (2)    82,490           5.0%             .55          01/02/11      12,522          27,721         42,070

Douglas Reilly      125,000           7.5%             .72          03/20/04      24,840          54,990         60,000


-----------

(1) The Nestor, Inc. option values reflect Black-Scholes model output for options. The assumptions used in the model were expected volatility of 1.059, risk-free rate of return of 4.57%, dividend yield of 0%, and time to exercise of 3 years with the exception of Mr. Hebborn's option which assumed a risk-free rate of 4.38% and time to exercise of 10 years.

(2) Represents Company option issued on September 12, 2001, to convert an NTS option for 9,000 NTS shares issued on January 2, 2001 to Mr. Hebborn.

(3) Excludes NTS options converted as a result of the merger and originally issued in prior years.

Aggregated  Option  Exercises  in Last  Fiscal Year and Fiscal  Year-End  Option
Values

The following table presents the value of exercised and unexercised options held by the named executives at fiscal year-end:

                                                               Number of
                                                              Securities            Value of
                                                              Underlying           Unexercised
                                                              Unexercised         In-the-Money
                                                            Options/SARs at      Options/SARs at
                                                            Fiscal Year-End    Fiscal Year-End ($)
                    Shares Acquired    Value Realized       Exercisable (E)     Exercisable (E)/
    Name              on Exercise            ($)           Unexercisable (U)    Unexercisable (U)
    ----              -----------            ---           -----------------    -----------------


David Fox                  0                    0            646,386  (E)          129,319   (E)
                                                            293,969   (U)           88,069   (U)

Sushmito Ghosh       111,877               45,471                 0   (E)                0   (E)
                                                                  0   (U)                0   (U)

Michael Glier              0                    0            151,825  (E)          32,239    (E)
                                                              64,159  (U)           20,531   (U)

Nigel Hebborn              0                    0            139,494  (E)           19,439   (E)
                                                            117,989   (U)           31,756   (U)

Douglas Reilly             0                    0            280,825  (E)           47,364   (E)
                                                              76,659  (U)           22,031   (U)


Director Compensation

Nestor's directors do not receive cash compensation for their services as directors, but are reimbursed for all reasonable out-of-pocket expenses incurred in connection with each Board of Directors meeting attended.

Employment Agreements

NTS has agreed to pay David Fox, NTS's Chief Executive Officer, an annual salary of $250,000. In the event that Mr. Fox's employment with NTS is terminated, he is entitled to receive severance of $250,000, such amount to be payable in twelve equal installments commencing on the date of termination.

Compensation Committee Interlocks and Insider Participation

From January 1, 2001 through September 12, 2001, the Management Compensation Committee of the Board of Directors consists of Messrs. Harvey, Albert and Meeker. Except for Mr. Meeker, who is a retired partner in Baer Marks & Upham LLP, which provides legal services to Nestor, none of these individuals had any contractual or other relationships with us during such fiscal year except as directors. The members of our compensation committee do not receive compensation for their services as compensation committee members. No interlocking relationship exists between any member of our compensation committee and any member of any other company's board of directors or compensation committee.

Certain Relationships and Related Transactions

In connection with the merger of Nestor Traffic Systems, Inc. and the Company approved on September 12, 2001, the Company entered into a Stockholders'
Agreement  with NTS  Investors,  LLC and Alan M.  Wiener,  Alvin J.  Siteman and
Robert M. Carroll, who are directors and stockholders of the Company, (See "Security Ownership of Certain Beneficial Owners and Management") pursuant to which these stockholders have the right, from and after the effective time of the merger, to designate individuals to serve as directors of Nestor in accordance with the following:

o NTS Investors shall be entitled to designate one-third of the members of the Company's board of directors as long as NTS Investors and its affiliates own at least 25% of the Company's outstanding common stock;

o NTS Investors shall be entitled to designate two-ninths of the members of the Company's board of directors if NTS Investors and its affiliates own less than 25% but more than 15% of the Company's common stock;

o NTS Investors shall be entitled to designate one-ninth of the members of the Company's board of directors if NTS Investors and its affiliates own less than 15% but more than 5% of the Company's common stock;

o Alan M. Wiener shall be entitled to designate one member of the Company board of directors as long as Mr. Wiener and his affiliates own at least 90% of the aggregate number of shares of the Company's common stock to be issued to Mr. Wiener pursuant to the merger in the event that the Company board of directors consists of nine members;

o Alvin Siteman shall be entitled to designate one member of the Company board of directors as long as Mr. Siteman and his affiliates own at least 90% of the aggregate number of shares of the Company's common stock to be issued to Mr. Siteman pursuant to the merger in the event that the Company board of directors consists of nine members; and

o Robert M. Carroll shall be entitled to designate one member of the Company board of directors as long as Mr. Carroll and his affiliates own at least 90% of the aggregate number of shares of the Company's common stock to be issued to Mr. Carroll pursuant to the merger in the event that the Company board of directors consists of nine members.

The parties also agreed that if the Company board of directors is enlarged beyond nine members, each of NTS Investors, Messrs. Wiener, Siteman and Carroll shall be given the right to designate an additional number of directors proportionate to the number of directors each of them had previously designated. Wand/Nestor Investments L.P. ("Wand") will continue to maintain its right to propose two candidates for election to the Company board pursuant to the Securities Purchase Agreement, dated as of March 7, 1986, which right Wand has waived with respect to one candidate for 2001. Transaction Systems Architects Inc., or TSAI, will continue to maintain its right to propose one candidate for election to the Company, pursuant to the Securities Purchase Agreement between the Company and TSAI dated April 28, 1998, which right TSAI has waived with respect to 2001.

Removal of Directors. Any director designated and elected pursuant to the Stockholders Agreement may only be removed by the board of directors for cause. In such event or in the event that any director for any reason ceases to serve as a member of the board of directors during such director's term of office, the resulting vacancy shall be filled by an individual recommended by either NTS Investors, Messrs. Wiener, Siteman or Carroll, as applicable, subject to the approval of the board of directors consistent with its fiduciary duties to the Company's stockholders.

Covenant to Vote. The parties to the Stockholders' Agreement agreed to vote all shares of common stock owned or held of record by each of them at all annual or special meetings in favor of, or to take all actions by written consent in lieu of such a meeting, necessary to ensure: (i) the election as members of the board of directors of those individuals so designated by each of NTS Investors, Messrs. Wiener, Siteman and Carroll in accordance with and to otherwise effect the intent of the provisions of the Stockholders Agreement; and (ii) that Nestor maintains a nine (9) member board of directors. In addition, the parties to the Stockholders Agreement agreed to vote the shares of common stock owned or held of record by each of them or over which such stockholder has voting control upon any other matters arising under the Stockholders Agreement submitted to the vote of Nestor's stockholders in a manner so as to implement the terms of the Stockholders Agreement.

Term. The Stockholders'  Agreement shall terminate upon the earlier to occur of:
(i) four years after the effective date of the merger; or (ii) the date on which NTS Investors, LLC (and its affiliates) own less than five percent of the Company's outstanding stock; provided that the Stockholders' Agreement shall terminate with respect to any stockholder who is a party when such stockholder and/or his affiliates no longer own any shares of Nestor common stock.

Transactions with Transaction Systems Architects, Inc. and ACI Worldwide, Inc. (f/k/a Applied Communications, Inc.) On February 1, 2001, Nestor entered into a license agreement with ACI Worldwide, Inc. (f/k/a Applied Communications, Inc.) ("ACI"), a subsidiary of Transaction Systems Architects, Inc. ("TSAI"). Pursuant to the license agreement, the Company granted to ACI a world-wide, perpetual, non-revocable, non-transferable and non-exclusive license in the field of use of fraud detection (including money laundering detection) in electronic payments.
ACI may brand, customize, and extend the software products covered by the license agreement as well as use the software programs as a development platform to develop new functional and new end-user products or applications subject to the terms and conditions of the license. ACI has paid initial and guaranteed minimum license fees during the first year in the aggregate of $1,576,650 and, in addition, an ongoing license fee of 15% for source code license rights to the software products. The license granted to ACI is for products that presently constitute a substantial portion of the present gross income of the Company. Thomas H. Boje, Vice President, Corporate Development of TSAI, was a director of the Company from April 2000 until April 2001. This agreement replaces the license agreement signed with ACI on April 18, 1997.

On March 24, 1999, the Company entered into a $1,000,000 line of credit agreement with TSAI that is secured by the royalty stream and other fees produced by our license agreements with customers of our financial services division customers. As of December 31, 2000, approximately $420,000 had been advanced against the loan. The Company did not require additional advances through February 28, 2001 when the loan matured. Principal payments became due in twelve equal installments beginning March 1, 2001. Interest on the loan is based on the prime interest rate plus 1% and payments are due quarterly in arrears. The line was paid in full on May 18, 2001.

TSAI also held a warrant to purchase 2,500,000 shares of our common stock, which was exercisable at $.47 per share until March 1, 2002. As a result of the transactions contemplated by the merger agreement and the Secured Note Agreement, the exercise price was reduced from $3.00 to $.47 in accordance with the terms and conditions of the warrant. The warrant was not exercised and expired on March 1, 2002.

                        PROPOSAL TO APPROVE THE SELECTION
                             OF INDEPENDENT AUDITORS

The accounting firm of Ernst & Young LLP is recommended for election to serve as the Company's independent auditors for the year ending December 31, 2002.

Representatives of Ernst & Young LLP are expected to be present at the annual meeting.

                                  ANNUAL REPORT

THE ANNUAL REPORT TO STOCKHOLDERS CONCERNING THE OPERATIONS OF THE COMPANY FOR THE YEAR ENDED DECEMBER 31, 2001, INCLUDING FINANCIAL STATEMENTS, ACCOMPANIES THIS PROXY STATEMENT.

                  STOCKHOLDER PROPOSALS FOR 2003 ANNUAL MEETING

Stockholder proposals for consideration at the 2003 annual meeting, expected to be held in May 2003, must be received by the Company no later than December 31, 2002 and must comply with the Rules and Regulations of the Securities and Exchange Commission in order to be included in the proxy statement for the 2003 annual meeting.

      COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1933

Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers and directors, and persons who own more than ten percent of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Officers, directors and greater than ten-percent shareholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

Based solely on review of the copies of such forms furnished to the Company, or written representations that no Forms 5 were required, the Company believes that during the period from January 1, 2001 through December 31, 2001, all Section 16(a) filing requirements applicable to its officers, directors and greater than ten-percent beneficial owners were complied with.


                                  OTHER MATTERS

The Board of Directors is not aware of any other matters to be presented at the annual meeting. However, if any other matter should properly come before the annual meeting, the persons entitled to vote on that matter would be given the opportunity to do so.

Householding

The Securities and Exchange Commission recently adopted amendments to its proxy rules, which permit companies and intermediaries, such as brokers and banks, to satisfy delivery requirements for proxy statements with respect to two or more shareholders sharing the same address by delivering a single proxy statement to those shareholders. This method of delivery, often referred to as householding, should reduce the amount of duplicate information that shareholders receive and lower printing and mailing costs for companies. The Company is not householding proxy materials for its shareholders of record in connection with its 2002 Annual Meeting. Additionally, we have been notified that certain intermediaries will household proxy materials. If you hold your shares of the Company stock through a broker or bank that has determined to household proxy materials:

o Only one annual report and proxy statement will be delivered to multiple shareholders sharing an address unless you notify your broker or bank to the contrary;
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o    You can contact the Company by calling  (401)  434-5522 or by writing Chief
     Financial Officer, Nestor, Inc., 400 Massasoit Avenue, Suite 200, East Providence, RI 02914 to request a separate copy of the annual report and proxy statement for the 2002 Annual Meeting and for future meetings or you can contact your bank or broker to make a similar request; and

o You can request delivery of a single copy of annual reports or proxy statements from your bank or broker if you share the same address as another Company shareholder and your bank or broker has determined to household proxy materials.

The above notice and proxy statement are sent by order of the Board of Directors.





/s/Herbert S. Meeker
Secretary

East Providence, Rhode Island
April 24, 2002

                                   PROXY CARD

                                  NESTOR, INC.

PROXY: This proxy is solicited on behalf of the Board of Directors

The undersigned hereby appoints David Fox and Charles Elbaum, and each of them (with the full power of substitution), proxies for the undersigned to represent and to vote, as designated on this proxy card, all shares of common stock, par value $.01 per share, and all shares of Series B Convertible Preferred Stock, par value $1.00 per share, of Nestor, Inc. (the "Company") which the undersigned would be entitled to vote if personally present at the annual meeting of the Company's stockholders to be held on May 22, 2002, and at any and all adjournment or postponement thereof.

The Board of Directors recommends a vote "FOR" Proposals 1 and 2.

1. Election of Directors to serve for a term expiring at the next annual meeting of stockholders

     Instructions: To withhold authority to vote for any individual nominee, write that nominee's name in the space provided below.

     NOMINEES: Robert M. Carroll, Leon N Cooper, Charles Elbaum, J. Steven Emerson, David Fox, David A. Polak, Bruce W. Schnitzer, Alvin J. Siteman, Alan M. Wiener

     FOR all nominees listed except as noted to the contrary:

     ________________________________________

     WITHHOLD AUTHORITY to vote for all nominees listed:

     ______________________________________

2. Proposal to approve the selection of Ernst & Young, LLP as accountants for the Company for the fiscal year ending December 31, 2002.

                  ____FOR     ____AGAINST     ____ABSTAIN

3 In their discretion, the proxies are authorized to vote upon such other business as may properly come before the annual meeting or any adjournment or postponement of the annual meeting.

THIS PROXY, WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED "FOR" PROPOSALS 1 AND 2.

The undersigned hereby acknowledges receipt of a copy of the notice of the meeting of stockholders and of the related proxy statement.

PLEASE DATE, SIGN AND RETURN THIS PROXY IN THE ENCLOSED ENVELOPE.

SIGNATURE:__________________________________________________

PRINT NAME/TITLE:___________________________________________

DATE:_______________________________________________________

IMPORTANT: Please date and sign as your name appears above and return in the enclosed envelope. When signing as executor, administrator, trustee, guardian, etc., please give full title as such. If the stockholder is a corporation, the proxy should be signed in full corporate name by a duly authorized officer whose title is stated.